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Exhibit 2.k.27

[EXECUTION COPY]

ACAS TRANSFER AGREEMENT

between

AMERICAN CAPITAL STRATEGIES, LTD.,
as the Originator,

and

ACAS BUSINESS LOAN LLC, 2003-1,
as the Trust Depositor

Dated as of May 21, 2003

ACAS Business Loan Trust Notes, Series 2003-1
Class A, Class B, Class C and Class D Notes

TRANSFER AGREEMENT

        THIS ACAS TRANSFER AGREEMENT, dated as of May 21, 2003, is between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (together with its successors and assigns, "ACAS"), as the originator (together with its successor and assigns, the "Originator") and ACAS BUSINESS LOAN LLC, 2003-1, a Delaware limited liability company, as the trust depositor (together with its successor and assigns, the "Trust Depositor").

        WHEREAS, in the regular course of its business, the Originator originates, purchases or otherwise acquires Loans (as defined in the Transfer and Servicing Agreement);

        WHEREAS, the Trust Depositor desires to acquire the Initial Loans from the Originator and may acquire from time to time thereafter certain Substitute Loans (such Initial Loans and Substitute Loans, together with certain related property as more fully described in the Transfer and Servicing Agreement, being the Loan Assets as defined herein);

        WHEREAS, it is a condition to the Trust Depositor's acquisition of the Initial Loans from the Originator that the Originator make certain representations and warranties regarding the Loan Assets for the benefit of the Trust Depositor as well as the Issuer;

        WHEREAS, the Trust Depositor is willing to purchase and accept assignment of the Loan Assets from the Originator pursuant to the terms hereof; and

        WHEREAS, on the Closing Date, the Trust Depositor will sell, convey and assign all its right, title and interest in the Loan Assets to ACAS Business Loan Trust 2003-1, a Delaware statutory trust (together with its successors and assigns, the "Issuer"), pursuant to a Transfer and Servicing Agreement, dated as of the date hereof (as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the "Transfer and Servicing Agreement") among ACAS, as the originator and as the servicer, the Trust Depositor, as the trust depositor, the Issuer, as the issuer, and Wells Fargo Bank Minnesota, National Association, as the indenture trustee and the backup servicer.

        NOW, THEREFORE, based upon the above recitals, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

  Section 1.01    Definitions.

        Whenever capitalized terms are used but not defined in this Agreement, such terms shall have the meanings attributed to such terms in the Transfer and Servicing Agreement, unless the context otherwise requires.

  Section 1.02    Other Terms.

        All accounting terms used but not specifically defined herein shall be construed in accordance with generally accepted accounting principles. The symbol "$" shall mean the lawful currency of the United States. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

  Section 1.03    Computation of Time Periods.

        Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date".

  Section 1.04    Interpretation.

        In this Agreement, unless a contrary intention appears:

          (i)    the singular number includes the plural number and vice versa;

          (ii)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

          (iii)  reference to any gender includes each other gender;

          (iv)  reference to day or days without further qualification means calendar days;

          (v)   unless otherwise stated, reference to any time means New York, New York time;

          (vi)  references to "writing" include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

          (vii) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

          (viii) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Requirement of Law means that provision of such Requirement of Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

  Section 1.05    References.

        All section references (including references to the Preamble), unless otherwise indicated, shall be to Sections (and the Preamble) in this Agreement.

  Section 1.06    Calculations.

        Except as otherwise provided herein, all interest rate and basis point calculations hereunder will be made on the basis of a 360-day year and the actual days elapsed in the relevant period and will be carried out to at least three decimal places.

ARTICLE II

TRANSFER OF LOAN ASSETS

  Section 2.01    Transfer of Loan Assets.

        (a)   The Originator shall sell, assign and convey assets to the Trust Depositor pursuant to the terms and provisions hereof.

        (b)   Subject to and upon the terms and conditions set forth herein, the Originator hereby sells, transfers, assigns, sets over and otherwise conveys to the Trust Depositor, for a purchase price of $238,741,000 in cash, all of the right, title and interest of the Originator in and to the following (the items in (i)—(vi) below, but in each case excluding the Retained Interest and Excluded Amounts, being collectively referred to herein as the "Loan Assets"):

          (i)    the Initial Loans and all Collections and other monies due or to become due in payment of such Loans on and after the Initial Cut-Off Date, including any Prepayment amounts, any Prepayment Premiums, any Late Charges, any payments in respect of a casualty or early termination, any Insurance Proceeds and any Liquidation Proceeds received with respect to the foregoing;

          (ii)   the Collateral related to such Loans (to the extent the Originator, other than solely in its capacity as collateral agent under any loan agreement with an Obligor, has been granted a Lien thereon), including the related security interest granted by the Obligor under such Loans, all proceeds from any sale or other disposition of such Collateral, and all Insurance Policies;

          (iii)  the Loan Files and all documents and records (including computer records) relating thereto;

          (iv)  all guarantees, indemnities, warranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loans;

          (v)   the Trust Accounts and all Trust Account Property (to the extent of the Originator's interest if any therein); and

          (vi)  all income, payments, products, proceeds and other benefits of any and all of the foregoing.

To the extent the purchase price paid to the Originator for any Loan is less than the fair market value of such Loan, the difference between such fair market value and the purchase price shall be deemed to be a capital contribution made by the Originator to the Trust Depositor on the applicable purchase date.

        (c)   The Originator and the Trust Depositor acknowledge that the representations and warranties of the Originator in Section 3.01, 3.02, 3.03, 3.04 and 3.05 will run to and be for the benefit of the Issuer, the Trustees and the Swap Counterparties, and the Issuer and the Trustees may enforce, directly without joinder of the Trust Depositor, the repurchase obligations of the Originator with respect to breaches of such representations and warranties as set forth herein and in Section 6.01.

        (d)   The sale, transfer, assignment, set-over and conveyance of the Loan Assets by the Originator to the Trust Depositor pursuant to this Agreement does not constitute and is not intended to result in a creation or an assumption by the Trust Depositor or the Issuer of any obligation of the Originator in connection with the Loan Assets, or any agreement or instrument relating thereto, including, without limitation, (i) any obligation to any Obligor, if any, not financed by the Originator, (ii) any taxes, fees, or other charges imposed by any Governmental Authority and (iii) any insurance premiums that remain owing with respect to any Loan at the time such Loan is sold hereunder. Without limiting the foregoing, the Trust Depositor does not assume any obligation to purchase any additional notes or loans under agreements governing the Loan Assets.

        (e)   The Originator and the Trust Depositor intend and agree that (i) the transfer of the Loan Assets from the Originator to the Trust Depositor and the transfer of the Loan Assets from the Trust Depositor to the Issuer are intended to be a sale, conveyance and transfer of ownership of the Loan Assets rather than the mere granting of a security interest to secure a borrowing and (ii) such Loan Assets shall not be part of the Originator's or the Trust Depositor's estate in the event of a filing of a bankruptcy petition or other action by or against such Person under any Insolvency Law. In the event, however, that notwithstanding such intent and agreement, such transfers are deemed to be a grant of a mere security interest to secure indebtedness, the Originator shall be deemed to have granted (and hereby does grant) to the Trust Depositor a perfected first priority security interest in such Loan

Assets, and this Agreement shall constitute a security agreement under Requirements of Law, securing the repayment of the purchase price paid hereunder, and the obligations and/or interests represented by the Securities and the obligations of the Issuer under the Swap Transactions and the Swaps, in the order and priorities, and subject to the other terms and conditions of, this Agreement, the Transfer and Servicing Agreement, the Indenture, the Trust Agreement and the Swaps, together with such other obligations or interests as may arise hereunder and thereunder in favor of the parties hereto and thereto.

        (f)    If any such transfer of the Loan Assets is deemed to be the mere granting of a security interest to secure a borrowing, the Trust Depositor may, to secure the Trust Depositor's obligations under the Transfer and Servicing Agreement (to the extent that the transfer of the Loan Assets thereunder is deemed to be a mere granting of a security interest to secure a borrowing) repledge and reassign (i) all or a portion of the Loan Assets pledged to the Trust Depositor by the Originator and with respect to which the Trust Depositor has not released its security interest at the time of such pledge and assignment, and (ii) all proceeds thereof. Such repledge and reassignment may be made by the Trust Depositor with or without a repledge and reassignment by the Trust Depositor of its rights under any agreement with the Originator, and without further notice to or acknowledgment from the Originator. The Originator waives, to the extent permitted by Requirements of Law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Trust Depositor or any assignee of the Trust Depositor relating to such action by the Trust Depositor in connection with the transactions contemplated by this Agreement and the Transaction Documents.

  Section 2.02    Conditions to Transfer of Loan Assets to the Trust Depositor.

        On or before the Closing Date, the Originator shall deliver or cause to be delivered to the Trust Depositor, the Owner Trustee and the Indenture Trustee each of the following documents, certificates and other items:

          (i)    a certificate of an officer of the Originator substantially in the form of Exhibit C to the Transfer and Servicing Agreement;

          (ii)   copies of resolutions of the Board of Directors of the Originator and the Servicer or of the Executive Committee of the Board of Directors of the Originator and the Servicer approving the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, certified in each case by the Secretary or an Assistant Secretary of the Originator, the Servicer and the member of the Trust Depositor;

          (iii)  officially certified recent evidence of due incorporation and good standing of the Originator, the Servicer and the Trust Depositor under the laws of the State of Delaware;

          (iv)  the initial List of Loans, certified by an officer of the Trust Depositor, together with an Assignment substantially in the form of Exhibit A (along with the delivery of any instruments and Loan Documents as required under Section 2.06 of the Transfer and Servicing Agreement);

          (v)   a letter from each Rating Agency assigning ratings not lower than those disclosed in the Offering Memorandum to each of the Class A Notes, the Class B Notes and the Class C Notes;

          (vi)  a letter from Ernst & Young, or another nationally recognized accounting firm, addressed to the Originator and the Trust Depositor, (a) stating that such firm has reviewed a sample of the Initial Loans and performed specific procedures for such sample with respect to certain loan terms and (b) identifying those Initial Loans that do not conform to the procedures;

          (vii) [Reserved];

          (viii) evidence of proper filing with appropriate offices in the UCC Filing Locations of UCC financing statements delivered by the Originator, as debtor, naming the Trust Depositor as secured party (and the Issuer as assignee) and identifying the Loan Assets as collateral;

          (ix)  an Officer's Certificate listing the Servicer's Servicing Officers;

          (x)   evidence of deposit in the Collection Account of all funds received with respect to the Initial Loans on and after the Initial Cut-Off Date to the date two (2) days preceding the Closing Date, together with an Officer's Certificate from the Servicer to the effect that such amount is correct;

          (xi)  evidence of deposit in the Reserve Fund of the Reserve Fund Initial Deposit by the Issuer;

          (xii) a fully executed copy of each Transaction Document;

          (xiii) opinions of counsel for the Originator, in form and substance satisfactory to the Initial Purchaser (and including as an addressee thereof each Rating Agency);

          (xiv) an opinion of Winston & Strawn to the effect that, for federal income tax purposes, the Class A Notes, Class B Notes and Class C Notes will be characterized as debt and the Issuer will not be characterized as an association, taxable mortgage pool, or publicly traded partnership taxable as a corporation;

          (xv) an opinion of Winston & Strawn to the effect that, for Maryland tax purposes, the Issuer will not be subject to income tax imposed by the State of Maryland, and holders of the Class A Notes, Class B Notes and Class C Notes that are not otherwise subject to State of Maryland income tax jurisdiction will not become subject to income taxation by the State of Maryland solely as a result of their ownership of the Class A Notes, Class B Notes and Class C Notes;

          (xvi) an opinion of Winston & Strawn, in form and substance satisfactory to the Initial Purchaser, as to certain true sale, non-consolidation and perfection of security interests issues; and

          (xvii) an opinion of Arnold & Porter, counsel to the Company, (i) with respect to certain corporate matters and (ii) with respect to there being no consents required to transfer the business Loans.

  Section 2.03    Acceptance by the Trust Depositor.

        On the Closing Date, if the conditions set forth in Section 2.02 have been satisfied or waived in writing, the Originator shall deliver, on behalf of the Trust Depositor, to the Issuer the Loan Assets and such delivery to and acceptance by the Issuer shall be deemed to be delivery to and acceptance by the Trust Depositor.

  Section 2.04    Conveyance of Substitute Loans.

        (a)   Subject to subsections 2.01(d) and (c) and the satisfaction of the conditions set forth in paragraph (c) of this Section 2.04, the Originator may at its option (but shall not be obligated to) sell, transfer, assign, set over and otherwise convey to the Trust Depositor (by delivery of an executed Subsequent Purchase Agreement substantially in the form attached as Exhibit J to the Transfer and Servicing Agreement), without recourse other than as expressly provided herein and therein (and the Trust Depositor shall be required to purchase through cash payment or by exchange of one or more related Loans released by the Issuer to the Trust Depositor on the Subsequent Transfer Date), all of the right, title and interest of the Originator in and to the following (the property in clauses (i)-(vi)

below, but in each case excluding the Retained Interest and the Excluded Amounts, upon such transfer, becoming part of the "Loan Assets"):

          (i)    the Substitute Loans identified in the related Addition Notice and all Collections and other monies due or to become due in payment of such Substitute Loans on and after the related Subsequent Cut-Off Date, including any Prepayment amounts, any Prepayment Premiums, any Late Charges, any payments in respect of a casualty or early termination, any Insurance Proceeds and any Liquidation Proceeds received with respect to the foregoing;

          (ii)   the Collateral related to such Loans (to the extent the Originator, other than solely in its capacity as collateral agent under any loan agreement with an Obligor, has been granted a Lien thereon), including the related security interest granted by the Obligor under such Loans, all proceeds from any sale or other disposition of such Collateral and all Insurance Policies;

          (iii)  the Loan Files and all documents and records (including computer records) relating thereto;

          (iv)  all guarantees, indemnities, warranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loans;

          (v)   the Trust Accounts and all Trust Account Property (to the extent of the Originator's interest if any therein); and

          (vi)  all income, payments, products, proceeds and other benefits of any and all of the foregoing.

        (b)   [Reserved].

        (c)   The Originator shall transfer to the Trust Depositor and the Trust Depositor shall transfer to the Issuer the Substitute Loans and the other property and rights related thereto described in subsection 2.04(a), in the case of the Originator, or subsection 2.04(b), in the case of the Trust Depositor, above only upon the satisfaction of each of the following conditions on or prior to the related Subsequent Transfer Date (and the delivery of a related Addition Notice by the Trust Depositor shall be deemed a representation and warranty by the Trust Depositor and of the Originator that such conditions have been or will be, as of the related Subsequent Transfer Date, satisfied):

          (i)    the Trust Depositor shall have provided the Issuer and the Indenture Trustee with a timely Addition Notice complying with the definition thereof, which notice shall in any event be no later than five (5) days prior to the date of addition;

          (ii)   there shall have occurred, with respect to each such Substitute Loan, a corresponding Substitution Event with respect to one or more Loans then in the Loan Pool;

          (iii)  the Substitute Loan(s) being conveyed to the Issuer satisfy the Substitute Loan Qualification Conditions;

          (iv)  the Originator shall have delivered to the Trust Depositor a duly executed written Subsequent Purchase Agreement, which shall include a Subsequent List of Loans listing the Substitute Loans;

          (v)   the Trust Depositor shall have delivered to the Issuer a duly executed written Subsequent Transfer Agreement, which shall include a Subsequent List of Loans listing the Substitute Loans;

          (vi)  the Trust Depositor shall have deposited or caused to be deposited in the Collection Account all Collections received with respect to the Substitute Loans on and after the related Subsequent Cut-Off Date;

          (vii) as of each Subsequent Transfer Date, neither the Originator nor the Trust Depositor was insolvent nor will either of them have been made insolvent by such transfer nor is either of them aware of any pending insolvency;

          (viii) no selection procedures believed by the Originator or the Trust Depositor to be adverse to the interests of the Securityholders or the Swap Counterparties shall have been utilized in selecting the Substitute Loans;

          (ix)  each of the representations and warranties made by the Originator and the Trust Depositor pursuant to Sections 3.02 (including, without limitation, that such Substitute Loan is an Eligible Loan), 3.03(b)(i), (ii) and (iv), 3.04 and 3.05 of the Transfer and Servicing Agreement and, with respect to the Originator only, this Agreement, and applicable to the Substitute Loans shall be true and correct as of the related Subsequent Transfer Date; provided, however, that, (a) with respect to the representation and warranty made by the Originator and Trust Depositor in subsection 3.05(a) of the Transfer and Servicing Agreement and, with respect to the Originator only, this Agreement, such representation and warranty shall only apply to a Loan that is being substituted for a Loan that is not an Eligible Loan, (b) the representations and warranties made by the Originator and Trust Depositor in Sections 3.03(b)(iv) and 3.05 of the Transfer and Servicing Agreement and, with respect to the Originator only, this Agreement, shall be determined as if such Substitute Loan were included in the Loan Pool as of the Initial Cut-Off Date and (c) the representation in clause 38 of the definition of Eligible Loan shall not apply to Substitute Loans that are not fully funded Loans; and

          (x)   the Originator shall, at its own expense, on or prior to the Subsequent Transfer Date, indicate in its Computer Records that ownership of the Substitute Loans identified on the Subsequent List of Loans in the Subsequent Transfer Agreement has been sold to the Issuer through the Trust Depositor pursuant to this Agreement.

  Section 2.05    Delivery of Loan Files.

        The Originator shall deliver, on behalf of the Trust Depositor, possession of all "instruments" (within the meaning of Article 9 of the UCC) not constituting part of "chattel paper" (within the meaning of such Article 9) that evidence any Loan, including all Underlying Notes, and all other portions of the Loan Files, to the Indenture Trustee on behalf of the Issuer and the Swap Counterparties five (5) Business Days prior to the applicable Assignment Date, in each case endorsed in blank without recourse. Pursuant to Section 3.06 of the Indenture, the Issuer is required to deliver such instruments and Loan Files to the Indenture Trustee as pledgee under the Indenture for the benefit of the Noteholders and the Swap Counterparties. Accordingly, the Trust Depositor hereby authorizes and directs the Originator to deliver possession of all such instruments and the Loan Files to the Indenture Trustee on behalf of and for the account of the Issuer, as assignee of the Trust Depositor, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 2.05. The Originator shall also identify on the List of Loans (including any deemed amendment thereof associated with any Substitute Loans), whether by attached schedule or marking or other effective identifying designation, all Loans that are or are evidenced by such instruments.

  Section 2.06    Release of Released Amounts.

        Immediately upon the release to the Trust Depositor by the Indenture Trustee of the Released Amounts, the Trust Depositor hereby irrevocably agrees to release to the Originator such Released Amounts, which release shall be automatic and shall require no further act by the Trust Depositor; provided, that, the Trust Depositor shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Originator.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Originator makes, and upon execution of each Subsequent Purchase Agreement shall be deemed to make, the following representations and warranties, on which the Trust Depositor will rely in conveying the Loan Assets on the applicable Assignment Date to the Issuer, and on which the Issuer, the Securityholders and the Swap Counterparties will rely. The Trust Depositor acknowledges that such representations and warranties are being made by the Originator for the benefit of the Issuer, the Securityholders and the Swap Counterparties.

        Such representations and warranties speak as of the execution and delivery of this Agreement and as of the applicable Assignment Date, but shall survive the sale, transfer and assignment of the Loan Assets to the Issuer. The repurchase obligation or substitution obligation of the Originator set forth in Section 6.01 constitutes the sole remedy available for a breach of a representation or warranty of the Originator set forth in Sections 3.01, 3.02, 3.03, 3.04 or 3.05 of this Agreement. Notwithstanding the foregoing, the Originator shall not be deemed to be remaking any of the representations set forth in Section 3.03 or 3.05 on a Subsequent Transfer Date with respect to the Substitute Loans, as such representations relate solely to the composition of the Initial Loans conveyed on the Closing Date; provided, that, any inaccurate representation as to concentrations contained in any Addition Notice shall be subject to the same remedies hereunder as if such representation were made under Section 3.05 on the Closing Date with respect to an Initial Loan.

  Section 3.01    Representations and Warranties Regarding the Originator.

        By its execution of this Agreement and each Subsequent Purchase Agreement, the Originator represents and warrants that:

          (a)   Organization and Good Standing. The Originator is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power to own or lease its assets and to transact the business in which it is currently engaged. The Originator is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of the Originator or Trust Depositor. The Originator is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction in order to originate, and (if the Originator is to be the Servicer) service the Loans in accordance with the terms of the Transfer and Servicing Agreement.

          (b)   Authorization. The Originator has the corporate power and authority to make, execute, deliver and perform this Agreement and the other Transaction Documents to which the Originator is a party and all of the transactions contemplated under this Agreement and the other Transaction Documents to which the Originator is a party, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Originator is a party.

          (c)   Valid Sale. This Agreement and each Subsequent Purchase Agreement, if any, shall effect a valid sale, transfer and assignment of the Loan Assets from the Originator to the Trust Depositor, enforceable against the Originator in accordance with their terms.

          (d)   Binding Agreements. This Agreement and the other Transaction Documents to which the Originator is a party constitute the legal, valid and binding obligation of the Originator enforceable in accordance with their terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

          (e)   No Consent Required. The Originator is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Transaction Documents to which the Originator is a party except (i) for the filing of the UCC financing statements and (ii) such consents, licenses, approvals, authorizations, registrations and declarations which have been obtained and are in full force and effect.

          (f)    No Violations. The Originator's execution, delivery and performance of this Agreement and the other Transaction Documents to which the Originator is a party will not violate any provision of any Requirements of Law or any order or decree of any court or the Certificate of Incorporation or Bylaws of the Originator, or constitute (with or without notice or lapse of time or both) a breach of any material mortgage, indenture, contract or other agreement to which the Originator is a party or by which the Originator or any of the Originator's properties may be bound.

          (g)   Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of the Originator, threatened, against the Originator or any of its respective properties or with respect to this Agreement or any other Transaction Document to which the Originator is a party that, if adversely determined, would, in the reasonable opinion of the Originator, be expected to have a material adverse effect on the business, properties, assets or condition (financial or other) of the Originator or the transactions contemplated by this Agreement or any other Transaction Document to which the Originator is a party.

          (h)   Name and Location; No Changes. The Originator's name and location (within the meaning of Article 9 of the UCC) are as set forth in Section 8.03. The Originator has not changed its name, identity, structure, existence or state of incorporation, whether by amendment of its certificate of incorporation, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date.

          (i)    No Bulk Sales. The execution, delivery and performance of this Agreement by the Originator do not require compliance with any "bulk sales" laws by the Originator.

          (j)    Solvency. The Originator on each date of, and after giving effect to, the transfer of the Loans and any Substitute Loans, as the case may be, to the Trust Depositor pursuant to this Agreement is and will be Solvent.

          (k)   Use of Proceeds. No proceeds of the sale of any Initial Loan or Substitute Loan hereunder received by the Originator will be used by the Originator to purchase or carry any "margin stock" as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          (l)    An Investment Company. The Originator is properly registered as an "investment company" within the meaning, and is, and after consummation of the transactions contemplated by this Agreement and the other Transaction Documents will be, in compliance with all requirements, of the Investment Company Act of 1940, as amended.

          (m)  Taxes. The Originator has filed or caused to be filed all tax returns that, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of tax due, the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Originator); no tax Lien has been filed and, to the Originator's knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

          (n)   Sale Treatment. The Originator has treated the transfer of Loan Assets to the Trust Depositor for all purposes (other than sale treatment for financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents, except to the extent applicable tax laws require otherwise.

          (o)   Marking of Files. The Originator will have, at its own expense, prior to the close of business on the Closing Date, (i) indicated in its Computer Records that ownership of the Loans transferred by it to the Trust Depositor and identified on the List of Loans have been sold to the Trust Depositor and (ii) cause to be affixed to the original of each Underlying Note and a copy of each loan agreement the following legend:

      This loan agreement/note is subject to a security interest granted to Wells Fargo Bank Minnesota, National Association, as Indenture Trustee on behalf of the Noteholders and the Swap Counterparties. UCC-1 Financing Statements covering this loan agreement/note have been filed with the Secretary of State of the State of Delaware. Such Lien will be released only in connection with appropriate filings in such offices. Consequently, potential purchasers of this loan agreement/note must refer to such filings to determine whether such Lien has been released.

          (p)   Security Interest.

            (i)    This Agreement creates a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Loan Assets in favor of the Trust Depositor, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Originator;

            (ii)   such Loans, along with the related Loan Files, constitute either a "general intangible," an "instrument," an "account," "investment property," or "chattel paper," within the meaning of the applicable UCC;

            (iii)  the Originator owns and has good and marketable title to such Loan Assets free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Liens);

            (iv)  the Originator has received all consents and approvals required by the terms of the Loan Assets to the sale of the Loan Assets hereunder to the Trust Depositor;

            (v)   the Originator has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Requirements of Law in order to perfect the security interest in such Loan Assets granted to the Trust Depositor under this Agreement;

            (vi)  other than the security interest granted to the Trust Depositor pursuant to this Agreement and the Transfer and Servicing Agreement, the Originator has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Loan Assets;

            (vii) the Originator has not authorized the filing of and is not aware of any financing statements against the Originator that include a description of collateral covering such Loan Assets other than any financing statement (A) relating to the security interest granted to the Trust Depositor under this Agreement and the Transfer and Servicing Agreement, or (B) that has been terminated;

            (viii) the Originator is not aware of the filing of any judgment or tax Lien filings against the Originator;

            (ix)  all original executed copies of each Underlying Note that constitute or evidence the Loan Assets have been delivered to the Indenture Trustee;

            (x)   the Originator has received a written acknowledgment from the Indenture Trustee that the Indenture Trustee or its bailee is holding the Underlying Notes that constitute or evidence the Loan Assets solely on behalf of and for the benefit of the Noteholders and the Swap Counterparties; and

            (xi)  none of the Underlying Notes that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Issuer and the Indenture Trustee, as assignees of the Trust Depositor.

          (q)   Value Given. The cash payments received by the Originator in respect of the purchase price of each Loan sold hereunder constitutes the face value of such Loan and reasonably equivalent value in consideration for the transfer to the Trust Depositor of such Loan under this Agreement, such transfer was not made for or on account of an antecedent debt owed by the Originator to the Trust Depositor, and such transfer was not and is not voidable or subject to avoidance under any Insolvency Law.

          (r)   Mortgages. If a Loan is secured by real property and the Originator, other than solely in its capacity as collateral agent under any Loan Document with an Obligor, is the mortgagee, the mortgage has been assigned by the Originator to the Trust Depositor and by the Trust Depositor to the Issuer and the Assignment of Mortgage has been delivered to the Indenture Trustee.

          (s)   Selection Procedures. No selection procedures determined by the Originator to be materially adverse to the interests of the Trust Depositor were utilized by the Originator in selecting the Loans to be sold, assigned, transferred, set-over and otherwise conveyed hereunder.

          (t)    Environmental. At the time of origination of each Loan where real property that is material to the operations of the related Obligor serves as Collateral for such Loan, the related mortgaged property was free of contamination from toxic substances or hazardous wastes requiring action under Requirements of Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and, as of the Closing Date, the Originator has no knowledge of any such contamination from toxic substances or hazardous waste material on any such real property unless such items are below action levels.

        The representations and warranties in subsection 3.01(p) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

  Section 3.02    Representations and Warranties Regarding Each Loan and as to Certain Loans in the Aggregate.

        The Originator represents and warrants (x) with respect to subsections (a)-(b) below, as to each Loan as of the applicable Cut-Off Date, and (y) with respect to subsections (c)-(d) below, as to the Loan Pool in the aggregate as of the applicable Cut-Off Date (after giving effect to the addition of any Substitute Loans to the Loan Pool), that:

          (a)   List of Loans. The information set forth in the List of Loans (as the same may be amended or deemed amended in respect of a conveyance of Substitute Loans on a Subsequent Transfer Date) is true, complete and correct as of the applicable Cut-Off Date.

          (b)   Eligible Loan. Such Loan satisfies the criteria for the definition of Eligible Loan set forth in the Transfer and Servicing Agreement as of the date of its conveyance hereunder (or, with respect to clause 38 of the definition of Eligible Loan, as of the Cut-Off Date).

          (c)   No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Originator's knowledge, on the part of the Obligor or the Vendor.

          (d)   Loans Secured by Real Property. Less than 40% of the Aggregate Outstanding Balance of the Loan Pool consists of Loans principally secured by real property.

  Section 3.03    Representations and Warranties Regarding the Initial Loans in the Aggregate.

        The Originator represents and warrants, as of the Closing Date, that:

          (a)   Amounts. The Aggregate Outstanding Loan Balance of the Loans as of the Initial Cut-Off Date equals the sum of the principal balance of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Note and the Certificate on the Closing Date.

          (b)   Characteristics. The Initial Loans as of the Initial Cut-Off Date have the following additional characteristics: (i) no Loan has a remaining maturity of more than 113 months; (ii) the final Scheduled Payment on the Loan with the latest maturity is not later than April 1, 2011; (iii) no Loan was originated after the Initial Cut-Off Date; (iv) not more than 28.2% of the Initial Loans (as measured by the Aggregate Outstanding Loan Balance) provide for Scheduled Payments due on a basis other than monthly.

  Section 3.04    Representations and Warranties Regarding the Loan Files.

        The Originator represents and warrants as of the applicable Assignment Date that (i) to the extent that any Loans were pledged as collateral for the CP Transaction, immediately prior to such date (as applicable), a collateral custodian under the CP Transaction had possession of each such original Underlying Note and a copy of the Loan and the related complete Loan File, and there were no other custodial agreements relating to the same in effect except for a custodial agreement between ACAS and ACS Funding Trust I under the CP Transaction; (ii) each of such documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces; (iii) all blanks on any form have been properly filled in and each form has otherwise been correctly prepared; and (iv) the complete Loan File for each Loan is in the possession of the Indenture Trustee.

  Section 3.05    Representations and Warranties Regarding Concentrations of Initial Loans.

        The Originator represents and warrants as of the Closing Date, as to the composition of the Initial Loans in the Loan Pool as of the Initial Cut-Off Date, that:

          (a)   the sum of the Outstanding Loan Balances of Loans in respect of Obligors that are in the same industry (by SIC code) shall not exceed 8.1%;

          (b)   [Reserved]; and

          (c)   the sum of the Outstanding Loan Balances of Loans in respect of Obligors that have their principal executive offices in the same State of the United States shall not exceed 28.3%.

  Section 3.06    Representations and Warranties By the Trust Depositor.

        By its execution of this Agreement and each Subsequent Purchase Agreement, the Trust Depositor represents and warrants to the Originator that:

          (a)   Organization and Good Standing. The Trust Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the power to own its assets and to transact the business in which it is currently engaged. The Trust Depositor is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the business, properties, assets, or condition (financial or other) of the Trust Depositor or the Issuer.

          (b)   Authorization. The Trust Depositor has the power and authority to make, execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and all of the transactions contemplated under this Agreement and the other Transaction Documents to which it is a party, and to create the Issuer and cause it to make, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and to cause the Issuer to be created.

          (c)   Valid Sale. This Agreement and each Subsequent Transfer Agreement, if any, shall effect a valid sale, transfer and assignment of the Loan Assets, enforceable against the Trust Depositor and creditors of and purchasers from the Trust Depositor.

          (d)   Binding Agreements. This Agreement and the other Transaction Documents to which the Trust Depositor is a party constitute the legal, valid and binding obligation of the Trust Depositor enforceable in accordance with their terms, except as enforcement of such terms may be limited by applicable Insolvency Laws and general principles of equity, whether considered in a suit at law or in equity.

          (e)   No Consent Required. The Trust Depositor is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party except (i) for the filing of the UCC financing statements and (ii) such consent, licenses, approvals, authorization registrations and declarations which have been obtained and are in full force and effect.

          (f)    No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Trust Depositor, and the consummation of the transactions contemplated hereby and thereby, will not violate any Requirement of Law applicable to the Trust Depositor, or constitute a breach of any material mortgage, indenture, contract or other agreement to which the Trust Depositor is a party or by which the Trust Depositor or any of the Trust Depositor's properties may be bound, or result in the creation or imposition of any security interest, Lien, charge, pledge, preference, equity or encumbrance of any kind upon any of its properties pursuant to the terms of any such mortgage, indenture, contract or other agreement, other than as contemplated by the Transaction Documents.

          (g)   Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Trust Depositor threatened, against the Trust Depositor or any of its properties or with respect to this Agreement, the other Transaction Documents to which it is a party or the Securities (1) that, if adversely determined, would in the reasonable judgment of the Trust Depositor be expected to have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Trust Depositor or the Issuer or the transactions contemplated by this Agreement or the other Transaction Documents to which the Trust Depositor is a party or (2) seeking to adversely affect the federal income tax or other federal, state or local tax attributes of the Certificate or Notes.

          (h)   Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any "bulk sales" laws by the Trust Depositor.

          (i)    Solvency. The Trust Depositor, at the time of and after giving effect to each conveyance of Loan Assets under the Transfer and Servicing Agreement is and will be Solvent.

          (j)    Taxes. The Trust Depositor has filed or caused to be filed all tax returns that, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of tax due, the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Trust Depositor); no tax Lien has been filed and, to the Trust Depositor's knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

          (k)   Name and Location; No Changes. The Trust Depositor's name and location (within the meaning of Article 9 of the UCC) are as set forth in Section 13.04. The Trust Depositor has not changed its name, identity, structure, existence or state of formation, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four (4) months preceding the Closing Date.

          (l)    Not an Investment Company. The Trust Depositor is not, and, after giving effect to the transactions contemplated hereby and by the other Transaction Documents, will not be, required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended (or the Trust Depositor is exempt from all provisions of such act).

          (m)  Sale Treatment. The Trust Depositor has treated the transfer of Loan Assets to the Trust Depositor for all purposes (other than for financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents, except to the extent applicable tax laws require otherwise.

Such representations speak as of the execution and delivery of this Agreement and as of the Closing Date in the case of the Initial Loans, and as of the applicable Subsequent Transfer Date in the case of the Substitute Loans, but shall survive the sale, transfer and assignment of the Loans to the Issuer.

ARTICLE IV

PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS

  Section 4.01    Custody of Loans.

        The contents of each Loan File shall be held in the custody of the Indenture Trustee under the terms of the Transfer and Servicing Agreement and the Indenture for the benefit of, and as agent for, the Securityholders and the Swap Counterparties.

  Section 4.02    Filing.

        On or prior to the Closing Date, the Originator shall cause the UCC financing statement(s) referred to in subsection 2.02(viii) hereof to be filed.

  Section 4.03    Name Change or Relocation.

        (a)   During the term of this Agreement, the Originator shall not change its name, identity, structure, existence or location (as defined in Article 9 of the UCC) without first giving at least thirty (30) days' prior written notice to the Owner Trustee, the Indenture Trustee and each Swap Counterparty.

        (b)   If any change in the Originator's name, identity, structure, existence, location (as defined in Article 9 of the UCC) or other action would make any financing or continuation statement or notice of ownership interest or Lien relating to any Loan Asset seriously misleading within the meaning of applicable provisions of the UCC or any title statute, the Originator, no later than five (5) Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Trust Depositor's, the Issuer's and the Indenture Trustee's interests in the Loan Assets and the proceeds thereof.

  Section 4.04    Chief Executive Office.

        During the term of this Agreement, and subject to the other terms and provisions herein relating to changes in location, the Originator will maintain its chief executive office in one of the States of the United States.

  Section 4.05    Costs and Expenses.

        The Originator hereby confirms that the Servicer will pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Indenture Trustee's and the Issuer's right, title and interest in and to the Loan Assets (including, without limitation, the security interest in the Collateral related thereto and the security interests provided for in the Indenture).

  Section 4.06    Sale Treatment.

        The Originator shall treat the transfer of Loan Assets to the Trust Depositor for all purposes (other than sale treatment for financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents, except to the extent applicable tax laws require otherwise.

  Section 4.07    Separateness from Trust Depositor.

        The Originator agrees to take or refrain from taking or engaging in with respect to the Trust Depositor each of the actions or activities specified in the "substantive consolidation" opinion of Winston & Strawn (including any certificates of the Originator attached thereto), delivered on the Closing Date, upon which the conclusions therein are based.

ARTICLE V

COVENANTS OF THE ORIGINATOR

  Section 5.01    Corporate Existence; Merger or Consolidation.

        (a)   During the term of this Agreement except as provided in subsection 5.01(b), the Originator will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby. In addition, all transactions and dealings between the Originator, the Trust Depositor and the Issuer will be conducted on an arm's-length basis.

        (b)   Any person into which the Originator may be merged or consolidated, or any corporation resulting from such merger or consolidation to which the Originator is a party, or any person succeeding by acquisition or transfer to substantially all of the assets and to the business of the Originator, shall be the successor to the Originator hereunder, without execution or filing of any paper or any further act on the part of any of the parties hereto, notwithstanding anything herein to the contrary.

        (c)   Upon the merger or consolidation of the Originator or transfer of substantially all of its assets and its business as described in this Section 5.01, the Originator shall provide the Indenture Trustee, each Swap Counterparty and the Rating Agencies notice of such merger or consolidation within five (5) Business Days after completion of the same.

  Section 5.02    Loans Not to Be Evidenced by Promissory Notes.

        The Originator will take no action to cause any Loan not originally evidenced by an instrument as described in Section 2.05 hereof, to be evidenced by an instrument (as defined in the UCC), except in connection with the enforcement or collection of such Loan.

  Section 5.03    Security Interests.

        The Originator will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Loan in the Loan Pool or related Collateral, whether now existing or hereafter transferred to the Trust Depositor, or any interest therein. The Originator will immediately notify the Trust Depositor, the Issuer and the Indenture Trustee of the existence of any Lien on any Loan in the Loan Pool or related Collateral, and the Originator shall defend the right, title and interest of the Trust Depositor, the Issuer and the Indenture Trustee in, to and under the Loans in the Loan Pool and the related Collateral against all claims of third parties; provided, however, that nothing in this Section 5.03 shall prevent or be deemed to prohibit the Originator from suffering to exist Permitted Liens upon any of the Loans in the Loan Pool or any related Collateral.

  Section 5.04    Compliance with Law.

        The Originator hereby agrees to comply in all material respects with all Requirements of Law applicable to the Originator.

  Section 5.05    Liability of Originator; Indemnities.

        (a)   The Originator shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Originator under this Agreement.

        (b)   The Originator shall indemnify, defend and hold harmless the Trust Depositor from and against any taxes that may at any time be asserted against the Trust Depositor with respect to the transactions contemplated herein and in the other Transaction Documents, including any sales, gross receipts, general corporation, tangible personal property, Maryland personal property replacement privilege or license taxes (but not including any taxes asserted with respect to, and as of the date of, the sale of the Loans to the Issuer or the issuance and original sale of the Securities, or asserted with respect to ownership of the Loans, or federal or other income taxes arising out of distributions on the Certificate or the Notes) and costs and expenses in defending against the same.

        (c)   The Originator shall indemnify, defend and hold harmless the Trust Depositor from and against any loss, liability or expense incurred by reason of the Originator's willful misfeasance, bad faith or gross negligence (other than errors in judgment) in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement.

        (d)   Indemnification under this Section shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the Originator shall have made any indemnity payments pursuant to this Section 5.05, and the Trust Depositor thereafter shall collect any of such amounts from others, the Trust Depositor shall promptly repay such amounts to the Originator, without interest.

  Section 5.06    Limitation on Liability of Originator and Others.

        The Originator and any director or officer or employee or agent of the Originator may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Originator and any director or officer or employee or agent of the Originator shall be reimbursed by the Trust Depositor for any liability or expense incurred by reason of the Trust Depositor's willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of their respective duties hereunder, or by reason of the reckless disregard of their respective obligations and duties hereunder. The Originator shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its obligations under this Agreement, and that in its opinion may involve it in any expense or liability.

ARTICLE VI

REMEDIES UPON MISREPRESENTATION; REPURCHASE OPTION

  Section 6.01    Repurchases of, or Substitution for, Loans for Breach of Representations and Warranties.

        Upon a discovery by the Servicer, the Trust Depositor or the Trustees of a breach of a representation or warranty of the Originator as set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, and Section 3.05, or as made or deemed made in any Addition Notice or any Subsequent Purchase Agreement relating to Substitute Loans, that materially and adversely affects the interests of the Noteholders or any Swap Counterparty in such Loan (in either case without regard to the benefits of the Reserve Fund) (an "Ineligible Loan"), or of an inaccuracy with respect to the representations as to concentrations of the Initial Loans made under Section 3.05, the party discovering the breach shall give prompt written notice to the other parties (and the Servicer shall, pursuant to Section 11.01 of the Transfer and Servicing Agreement, with respect to an inaccuracy concerning concentrations, select one or more Loans, without employing adverse selection, to be the related Excess Loan for purposes of this Section); provided, that, the Trustees shall have no duty or obligation to inquire or to investigate the breach by the Originator of any of such representations or warranties. The Originator shall repurchase each such Ineligible Loan or Excess Loan, at a repurchase price equal to the Transfer Deposit Amount, not later than the next succeeding Determination Date following the date the Originator becomes aware of, or receives written notice from any Trustee, the Servicer or the Trust Depositor of, any such breach or inaccuracy and which breach or inaccuracy has not otherwise been cured; provided, however, that if the Originator is able to effect a substitution for any such Ineligible Loan or Excess Loan in compliance with Section 2.04, the Originator may, in lieu of repurchasing such Loan, effect a substitution for such affected Loan with a Substitute Loan not later than the date a repurchase of such affected Loan would be required hereunder; provided further that, with respect to a breach of representation or warranty relating to the Loans in the aggregate and not to any particular Loan, the Originator may select Loans (without adverse selection) to repurchase (or substitute for) such that, had such Loans not been included as part of the Loan Assets (and, in the case of a substitution, had such Substitute Loan been included as part of the Loan Assets instead of the selected Loan), there would have been no breach of such representation or warranty. Notwithstanding any other provision of this Agreement, the obligation of the Originator described in this Section 6.01 shall not (a) terminate or be deemed released by any party hereto upon a Servicer Transfer pursuant to Article VIII of the Transfer and Servicing Agreement or (b) include any obligation to make payment on account of a breach of a Loan by an Obligor subsequent to the date on which such Loan was transferred to the Issuer. The repurchase obligation described in this Section 6.01 is in no way to be satisfied with monies in the Reserve Fund.

  Section 6.02    Reassignment of Repurchased or Substituted Loans.

        Upon receipt by the Indenture Trustee for deposit in the Collection Account of the amounts described in Section 6.01 (or upon the Subsequent Transfer Date related to a Substitute Loan described in Section 6.01), and upon receipt of a certificate of a Servicing Officer in the form attached as Exhibit F to the Transfer and Servicing Agreement, the Indenture Trustee is required under the Transfer and Servicing Agreement to assign to the Trust Depositor, and the Trust Depositor shall assign to the Originator, all of the Issuer's (or Trust Depositor's, as applicable) right, title and interest in the repurchased or substituted Loan and related Loan Assets without recourse, representation or warranty. Such reassigned Loan shall no longer thereafter be included in any calculations of Outstanding Loan Balances required to be made hereunder or otherwise be deemed a part of the Loan Pool.

ARTICLE VII

ORIGINATOR INDEMNITIES

  Section 7.01    Originator's Indemnification.

        The Originator will defend and indemnify the Trust Depositor, the Issuer, the Trustees, any agents of the Trustees and the Securityholders and the Swap Counterparties (any of which, an "Indemnified Party") against any and all costs, expenses, losses, damages, claims and liabilities, joint or several, including reasonable fees and expenses of counsel and expenses of litigation (collectively, "Costs") arising out of or resulting from (i) this Agreement or the use, ownership or operation of any Collateral by the Originator or the Servicer or any Affiliate of either, (ii) any representation or warranty or covenant made by the Originator in this Agreement being untrue or incorrect (subject to the limitations described in the Preamble to Article III of this Agreement), and (iii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum or in any amendment thereto or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement was made in conformity with information furnished to the Trust Depositor by the Originator specifically for use therein; provided, however, that the Originator shall not be required to so indemnify any such Indemnified Party for such Costs to the extent that such Cost shall be due to or arise from the willful misfeasance, bad faith or negligence of such Indemnified Party, or the failure of such Indemnified Party to comply with any express undertaking, agreement or covenant made by such Indemnified Party in a Transaction Document to which it is a party or the breach subsequent to the Closing Date by an Obligor under a Loan. Notwithstanding any other provision of this Agreement, the obligation of the Originator under this Section 7.01 shall not terminate upon a Servicer Transfer pursuant to Article VIII of the Transfer and Servicing Agreement and shall survive any termination of that agreement or this Agreement.

  Section 7.02    Liabilities to Obligors.

        No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Trustees, the Issuer, the Securityholders and the Swap Counterparties under or as a result of this Agreement and the transactions contemplated hereby.

  Section 7.03    Tax Indemnification.

        (a)   The Originator agrees to pay, and to indemnify, defend and hold harmless the Trust Depositor, the Issuer, the Trustees, the Securityholders and the Swap Counterparties from any taxes that may at any time be asserted with respect to, and as of the date of, the transfer of the Loans to the Trust Depositor and the transfer by the Trust Depositor of the Loans to the Issuer and the further pledge by the Issuer to the Indenture Trustee, including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes (but not including any federal, state or other taxes arising out of the creation of the Issuer and the issuance of the Notes and Certificates) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Originator or the Servicer under this Agreement or imposed against the Issuer, any Securityholder, any Swap Counterparty or otherwise. Notwithstanding any other provision of this Agreement, the obligation of the Originator under this Section 7.03 shall not terminate upon a Servicer Transfer pursuant to Article VIII of the Transfer and Servicing Agreement and shall survive any termination of this Agreement.

        (b)   The Originator agrees to pay and to indemnify, defend and hold harmless the Issuer, the Trust Depositor, the Trustees, the Securityholders and the Swap Counterparties, on an after-tax basis (as hereinafter defined), from any state or local personal property taxes, gross rent taxes, leasehold taxes or similar taxes that may at any time be asserted with respect to the ownership of the Loans (including security interests therein) and the receipt of rentals therefrom by the Issuer, and costs, expenses and reasonable counsel fees in defending against the same, excluding, however, taxes based upon or measured by gross or net income or receipts (other than taxes imposed specifically with respect to rentals). As used in this Section, the term "after-tax basis" shall mean, with respect to any payment to be received by an indemnified person, that the amount to be paid by the Originator shall be equal to the sum of (i) the amount to be received without regard to this sentence, plus (ii) any additional amount that may be required so that after reduction by all taxes imposed under any federal, state and local law, and taking into account any current credits or deductions arising therefrom, resulting either from the receipt of the payments described in both clauses (i) and (ii) hereof, such sum shall be equal to the amount described in clause (i) above.

  Section 7.04    Adjustments.

        (a)   The Originator agrees that, with respect to each Loan that provides for a Prepayment Amount less than the amount calculated in accordance with the definition thereof, the Originator shall indemnify the Trust Depositor or the Issuer as assignee thereof in an amount at least equal to the excess of the "Prepayment Amount" as calculated in accordance with the definition thereof over the amount otherwise payable upon prepayment of such Loan.

        (b)   The Originator hereby further agrees that if any real property collateral securing any Loan described in subsection 3.02(d) hereof becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any federal or state environmental laws or regulations, such Loan shall for all purposes hereunder be, at and following the time of discovery by the Originator, the Trust Depositor, the Servicer or any Trustee of such fact, deemed an Ineligible Loan subject to the same remedial and recourse provisions hereunder as other Loans determined to be Ineligible Loans hereunder.

  Section 7.05    Operation of Indemnities.

        Indemnification under this Article VII shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the Originator has made any indemnity payments to the Trust Depositor or the Trustees pursuant to this Article VII and the Trust Depositor or the Trustees thereafter collects any of such amounts from others, the Trust Depositor or the Trustees will repay such amounts collected to the Originator, except that any payments received by the Trust Depositor or the Trustees from an insurance provider as a result of the events under which the Originator's indemnity payments arose shall be repaid prior to any repayment of the Originator's indemnity payment.

ARTICLE VIII

MISCELLANEOUS

  Section 8.01    Amendment.

        (a)   This Agreement may be amended by the Originator and the Trust Depositor, without the consent of any Securityholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement that are inconsistent with the provisions herein, or to add any other provisions with respect to matters or questions arising under this Agreement that shall not be inconsistent with the provisions of this Agreement or make such changes as shall be necessary or advisable in order for the Class A Notes, the Class B Notes or the Class C Notes to be listed on the Irish Stock Exchange; provided, however, (i) that the consent of the Noteholders will be required unless the Issuer obtains an Opinion of Counsel stating that the amendment does not adversely affect in any material respect the interests of any Holder of the Class A Notes, Class B Notes or Class C Notes and (ii) that the consent of each Swap Counterparty will be required unless the Issuer obtains an Opinion of Counsel stating that the amendment does not adversely affect in any material respect the interests of the Swap Counterparties.

        (b)   This Agreement may also be amended from time to time by the Originator and the Trust Depositor, with the consent of the Servicer, the Indenture Trustee, the Owner Trustee on behalf of the Issuer, each Swap Counterparty and the Required Holders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Securityholders; provided, however, that no such amendment shall (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of or change the method of calculating Collections of payments on the Loans (including by way of amendment of related definitions), or (ii) change in any manner (including through amendment of related definitions) the number or proportion of Holders that are required to consent to any such amendment, without the consent of the Holders of all Notes and the Certificate of the relevant affected Class then outstanding.

        (c)   Prior to the execution of any such amendment or consent, the Originator shall cause the Indenture Trustee to furnish written notification of the substance of such amendment or consent, together with a copy thereof, to each Rating Agency.

        (d)   Promptly after the execution of any such amendment or consent, the Originator shall cause the Owner Trustee and the Indenture Trustee, as the case may be, to furnish written notification of the substance of such amendment or consent to each Securityholder and each Swap Counterparty, respectively. It shall not be necessary for the consent of the Securityholders or the Swap Counterparties pursuant to subsection 8.01(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization by the Securityholders and the Swap Counterparties of the execution thereof shall be subject to such reasonable requirements as the Owner Trustee or the Indenture Trustee may prescribe.

        (e)   Prior to the execution of any amendment to this Agreement, the Owner Trustee and the Indenture Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Such Trustee may, but shall not be obligated to, consent to any such amendment that affects such Trustee's own rights, duties or immunities under this Agreement or otherwise.

  Section 8.02    Governing Law.

        (a)   THIS AGREEMENT, INCLUDING THE RIGHTS, DUTIES AND REMEDIES OF THE PARTIES HERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

        (b)   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION 8.02(b).

        (c)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH SUCH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

  Section 8.03    Notices.

        All notices, demands, certificates, requests and communications hereunder ("notices") shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an Authorized Officer of the party to which sent, or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt, in all cases addressed to the recipient as follows:

  (i)
  If to the Originator:

    American Capital Strategies, Ltd.
    2 Bethesda Metro Center
    14th Floor Bethesda, Maryland 20814
    Attention: Compliance Officer
    Facsimile No.: (301) 654-6714

  (ii)
  If to the Trust Depositor:

    ACAS Business Loan LLC, 2003-1
    2 Bethesda Metro Center
    14th Floor
    Bethesda, Maryland 20814
    Attention: Compliance Officer
    Facsimile No.: (301) 654-6714

  (iii)
  If to S&P:

    Standard & Poor's Ratings Services
    55 Water Street
    41st Floor
    New York, New York 10041
    Attention: Surveillance: Asset-Backed Services
    Facsimile No.: (212) 438-2662

  (iv)
  If to Moody's:

    Moody's Investors Service, Inc.
    99 Church Street
    New York, New York 10007
    Attention: CDO Monitoring Department
    Facsimile No.: (212) 553-3707
    email: cdomonitoring@moodys.com

  (v)
  If to Fitch:

    Fitch, Inc.
    One State Street Plaza
    New York, New York 10004
    Attention: CDO Surveillance
    Facsimile No.: (212) 514-6501

  (vi)
  If to the Initial Purchaser:

    Wachovia Securities, Inc.
    One Wachovia Center, Mail Code: NC0610
    301 South College Street
    Charlotte, North Carolina 28288-0610
    Attention: Asset Securitization Division
    Facsimile No.: (704) 383-4012

  (vii)
  If to a Swap Counterparty:

    At the address set forth for such party in the applicable Swap.

Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent notices shall be sent.

  Section 8.04    Severability of Provisions.

        If one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement, the Notes, the Certificates or the rights of the Holders thereof, and any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenants, agreements, provisions or terms in any other jurisdiction.

  Section 8.05    Third Party Beneficiaries.

        Except as otherwise specifically provided herein, the parties hereto hereby manifest their intent that no third party, other than each Trustee, each Securityholder and each Swap Counterparty, shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.

  Section 8.06    Counterparts.

        This Agreement may be executed by facsimile signature and in several counterparts, each of which shall be an original and all of which shall together constitute but one and the same instrument.

  Section 8.07    Headings.

        The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

  Section 8.08    No Bankruptcy Petition; Disclaimer.

        (a)   Each of the Originator and the Trust Depositor covenants and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all amounts owing in respect of all outstanding Classes of Notes rated by any Rating Agency, it will not institute against the Trust Depositor (in the case of the Originator) or the Issuer, or join any other Person in instituting against the Trust Depositor or the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 8.08 will survive the termination of this Agreement.

        (b)   The provisions of this Section 8.08 shall be for the third party benefit of those entitled to rely thereon, including the Securityholders and the Swap Counterparties, and shall survive the termination of this Agreement.

  Section 8.09    [Reserved.]

  Section 8.10    Prohibited Transactions with Respect to the Issuer.

        The Originator shall not:

          (a)   Provide credit to any Securityholder for the purpose of enabling such Securityholder to purchase Notes or Certificates, respectively;

          (b)   Purchase any Notes or Certificates in an agency or trustee capacity; or

          (c)   Except in its capacity as Servicer as provided in the Transfer and Servicing Agreement, lend any money to the Issuer.

  Section 8.11    [Reserved.]

  Section 8.12    Assignment or Delegation by the Originator.

        Except as specifically authorized hereunder, the Originator may not convey and assign or delegate any of its rights or obligations hereunder absent the prior written consent of the Trust Depositor, the Trustees and the Swap Counterparties, and any attempt to do so without such consent shall be void.

  Section 8.13    Limited Recourse.

        The obligations of the Trust Depositor and the Originator under this Agreement are solely the obligations of the Trust Depositor and the Originator. No recourse shall be had for the payment of any amount owing by the Trust Depositor or the Originator under this Agreement or for the payment by the Trust Depositor or the Originator of any fee in respect hereof or any other obligation or claim of or against the Trust Depositor or the Originator arising out of or based upon this Agreement, against any employee, officer, director, Affiliate, shareholder, partner or member of the Trust Depositor or the Originator or against the employee, officer, director, shareholder, partner or member or any Affiliate of such Person. The provisions of this Section 8.13 shall survive termination of this Agreement

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

AMERICAN CAPITAL STRATEGIES, LTD., as the Originator

By:
Name:	John Erickson
Title:	Executive Vice President, Chief Financial Officer and Secretary
ACAS BUSINESS LOAN LLC, 2003-1, as the Trust Depositor

By:
Name:	John Erickson
Title:	Vice President

Exhibit A

Form of Assignment

        In accordance with the ACAS Transfer Agreement (the "ACAS Transfer Agreement"), dated as of May 21, 2003, made by and between the undersigned, American Capital Strategies, Ltd., as Originator, and ACAS Business Loan LLC, 2003-1 (the "Trust Depositor"), as assignee thereunder, the undersigned does hereby sell, transfer, assign, set over and otherwise convey to the Issuer, on behalf of the Trust Depositor, (i) the Initial Loans and all Collections and other monies due or to become due in payment of such Loans on and after the Initial Cut-Off Date, including any Prepayment amounts, any Prepayment Premiums, any Late Charges, any payments in respect of a casualty or early termination, any Insurance Proceeds and any Liquidation Proceeds received with respect to the foregoing; (ii) the Collateral related to such Loans (to the extent the Originator, other than solely in its capacity as collateral agent under any loan agreement with an Obligor, has been granted a Lien thereon), including the related security interest granted by the Obligor under such Loans, all proceeds from any sale or other disposition of such Collateral, and all Insurance Policies; (iii) the Loan Files and all documents and records (including computer records) relating thereto; (iv) all guarantees, indemnities, warranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loans; (v) the Trust Accounts and all Trust Account Property (to the extent of the Originator's interest if any therein); and (vi) all income, payments, products, proceeds and other benefits of any and all of the foregoing.

        Capitalized terms used herein have the meanings given such terms in the ACAS Transfer Agreement.

        This Assignment is made pursuant to and in reliance upon the representation and warranties on the part of the undersigned contained in Article III of the ACAS Transfer Agreement and no others.

        IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed this 21st day of May, 2003.

AMERICAN CAPITAL STRATEGIES, LTD.

By:
Name:	John Erickson
Title:	Executive Vice President, Chief Financial Officer and Secretary

A-1

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QuickLinks

  Exhibit 2.k.27
ACAS TRANSFER AGREEMENT